UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NETLIST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

111 Academy Drive, #100 Irvine, California 92617

PLEASE VOTE YOUR PROXY TODAY

September 15, 2025

Dear Stockholder,

According to our latest records, we have not received your voting instructions for the Annual Meeting of Netlist, Inc., which has been adjourned to September 24, 2025 for the consideration of “Proposal No. 5 — Approval of Amendment to our Restated Certificate of Incorporation to Increase the Authorized Shares of our Common Stock.” Your vote is extremely important, no matter how many shares you hold. If we do not receive your vote, we may have to again adjourn the Annual Meeting and continue to request stockholder participation to obtain a sufficient number of votes for Proposal No. 5.

For the reasons set forth in the proxy statement, dated July 24, 2025 (as has been supplemented and amended), the Board of Directors recommends that you vote “FOR” Proposal No. 5. The proxy statement (as has been supplemented and amended to date) contains important additional information regarding Proposal No. 5 and is available at www.proxyvote.com. You are encouraged to read the proxy statement. Please vote via the internet or phone as soon as possible or alternatively, please sign, date, and return the enclosed proxy card re-attached here for convenience. Please note that Proposal Nos. 1, 2, 3, 4, 6 and 7 were adopted at the Annual Meeting on September 9, 2025 prior to its adjournment and, as such, votes will only be accepted at the reconvened meeting on Proposal No. 5.

If you need assistance voting your Netlist shares, please call D.F. King toll-free at (866) 207-2356. On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Gail Sasaki
Executive Vice President, Chief Financial Officer and Corporate Secretary